CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 30, 2013 with respect to the consolidated financial statements, and internal control over financial reporting included in the Quarterly Report filed for the period ended September 30, 2013 of EnerJex Resources, Inc., which are attached as Exhibit 23.1 in this Registration Statement. We consent to the incorporation by reference in the Registration Statement on Form S-1 of the aforementioned reports, and to the use of our name as it appears under the caption "Expert."

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
Certified Public Accountants

Strafford, Texas

Date: February 14, 2014